EXHIBIT 99.1

For Immediate Release:

Steinway Posts Solid Q1 Results

EPS $0.23 vs. $0.17

WALTHAM, MA – May 8, 2008 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended March 31, 2008.

Revenue and gross profit for the first quarter remained in line with the first quarter of 2007.  Operating profit increased 10% and Adjusted EBITDA improved 12%.  For the quarter, EPS increased 35%, from $0.17 to $0.23.  Adjusted Basic EPS of $0.22 compares to $0.17 in the first quarter of 2007.  Adjustments for 2008 are detailed in the attached financial tables.

Band Operations

Band sales for the quarter decreased $1.0 million, or 3%.  An increase in sales of professional instruments offset lower shipments of student horns and percussion instruments.   The resulting higher mix of professional instrument sales led to improved gross margins for the quarter.  Gross margins increased from 20.2% to 21.6%, despite $0.4 million of costs associated with the closure of the Company’s Kenosha plant.  An increase in unit production at the Company’s Elkhart brass plant also had a positive impact on margins for the quarter.

Piano Operations

Worldwide piano sales for the first quarter increased $1.8 million, or 3%, over the prior year period.  Overseas markets remain strong, with unit shipments of Steinway grand pianos up 3% and shipments of mid-priced pianos up 43%.  Economic conditions continued to negatively impact domestic shipments of Steinway grand pianos, leading to a worldwide decline in Steinway grand unit shipments of 13%.  Worldwide, unit shipments of mid-priced pianos increased 18%.  This higher mix of mid-priced pianos led to a decrease in gross margins from 36.0% to 34.5%.

Comments

“We are satisfied with our overall results this quarter,” stated CEO Dana Messina.  “Positive results at our overseas piano business offset soft consumer demand in the United States.  We are pleased with the smooth transition to our new management team and are excited about their progress.”

Messina added, “Our band instrument turnaround continues to gain traction. Production levels at our Elkhart brass plant improved significantly, enabling us to increase professional instrument sales by more than 20% over the same period last year.  We’ve seen strong demand with band instrument orders up 17% through April. The improved order rates, coupled with better delivery of sourced student product from our Asian suppliers, give us confidence that we will have improved sales results for 2008.”

Messina continued with his expectations for band operations, “We continue to make progress reducing our manufacturing footprint.  We are on track to complete the previously announced consolidation of a woodwind production facility by the end of the second quarter.  Gross margins in the second and third quarters will be negatively impacted by approximately $1.0 million in costs related to this effort.”

Discussing management’s outlook for piano operations, Messina said, “We continue to experience solid markets overseas and, unfortunately, a weak market here at home.  Based on our expectation for a slow domestic consumer market, we will be reducing production in the second quarter.  While we expect this action to assist us in maintaining appropriate inventory levels, the production slowdown will have a significant negative impact on our gross margins.  We also expect reduced margins from our Asian operations as the strong euro is making our German pianos more expensive to purchase.”

Conference Call

Management will be discussing the Company’s first quarter results and outlook for the remainder of 2008 on a conference call tomorrow beginning at 8:30 a.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are either out of operating management’s control or are otherwise unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.

The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation and amortization. The Company’s domestic credit agreement, which provides for borrowings up to $110.0 million and is a material credit agreement to the Company, contains a minimum Fixed Charge Coverage Ratio which is based on Adjusted EBITDA. A minimum ratio of 1.1 to 1.0 is required to be met if the Company has had less than $20.0 million of availability on its line of credit in the last thirty days. At the end of the most recent period the Company had remaining borrowing availability on the line of credit of $98.7 million (net of letters of credit) and therefore this covenant did not apply. Should this covenant apply and not be met, the Company could be required to make immediate repayment of its line of credit borrowings, if it were unable to obtain a waiver from the lenders.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	3/31/2008	3/31/2007
Net sales	$94,186	$93,432
Cost of sales	66,794	66,192
Gross profit	27,392	27,240
	29.1%	29.2%

Operating expenses:
Sales and marketing	13,051	12,664
Provision for doubtful accounts	353	126
General and administrative	8,583	9,010
Amortization	198	196
Other operating expenses	403	877
Total operating expenses	22,588	22,873

Income from operations	4,804	4,367
Interest expense, net	2,157	2,152
Other income, net	(673)	(170)
Income before income taxes	3,320	2,385
Income tax provision	1,345	955
Net income	$1,975	$1,430

Earnings per share - basic	$0.23	$0.17
Earnings per share - diluted	$0.23	$0.17
Weighted average common shares - basic	8,579	8,419
Weighted average common shares - diluted	8,655	8,580

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	3/31/2008	3/31/2007	12/31/2007
Cash	$30,750	$9,449	$37,304
Receivables, net	70,521	74,025	73,131
Inventories	162,933	165,686	152,451
Other current assets	24,606	24,332	22,843
Total current assets	288,810	273,492	285,729

Property, plant and equipment, net	94,158	94,900	94,150
Other assets	78,739	70,797	77,799
Total assets	$461,707	$439,189	$457,678

Debt	$2,508	$7,330	$2,285
Other current liabilities	64,454	56,972	64,701
Total current liabilities	66,962	64,302	66,986

Long-term debt	168,305	185,357	173,981
Other liabilities	55,282	54,234	52,932
Stockholders’ equity	171,158	135,296	163,779
Total liabilities and stockholders’ equity	$461,707	$439,189	$457,678

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 3/31/08
	GAAP	Adjustments		Adjusted
Band sales	$39,500	$—		$39,500
Piano sales	54,686	—		54,686
Total sales	94,186	—		94,186

Band cost of sales	30,975	(432	)(1)	30,543
Piano cost of sales	35,819	—		35,819
Total cost of sales	66,794	(432)		66,362

Band gross profit	8,525	432		8,957
Piano gross profit	18,867	—		18,867
Total gross profit	27,392	432		27,824

Band GM%	21.6%			22.7%
Piano GM%	34.5%			34.5%
Total GM%	29.1%			29.5%

Operating expenses	22,588	—		22,588

Income from operations	4,804	432		5,236

Interest expense, net	2,157	—		2,157
Other income, net	(673)	636	(2)	(37)

Income before income taxes	3,320	(204)		3,116

Income tax provision	1,345	(78	)(3)	1,267

Net income	$1,975	$(126)		$1,849

Earnings per share - basic	$0.23			$0.22
Earnings per share - diluted	$0.23			$0.21
Weighted average common shares - basic	8,579			8,579
Weighted average common shares - diluted	8,655			8,655

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects costs (primarily employee severance) associated with a plant closure.

(2) Reflects a gain on early extinguishment of debt.

(3) Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 3/31/07
	GAAP	Adjustments	Adjusted
Band sales	$40,507	$—	$40,507
Piano sales	52,925	—	52,925
Total sales	93,432	—	93,432

Band cost of sales	32,305	—	32,305
Piano cost of sales	33,887	—	33,887
Total cost of sales	66,192	—	66,192

Band gross profit	8,202	—	8,202
Piano gross profit	19,038	—	19,038
Total gross profit	27,240	—	27,240

Band GM%	20.2%		20.2%
Piano GM%	36.0%		36.0%
Total GM%	29.2%		29.2%

Operating expenses	22,873	—	22,873

Income from operations	4,367	—	4,367

Interest expense, net	2,152	—	2,152
Other income, net	(170)	—	(170)

Income before income taxes	2,385	—	2,385

Income tax provision	955	—	955

Net income	$1,430	$—	$1,430

Earnings per share - basic	$0.17		$0.17
Earnings per share - diluted	$0.17		$0.17
Weighted average common shares - basic	8,419		8,419
Weighted average common shares - diluted	8,580		8,580

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended
	3/31/2008	3/31/2007
Cash flows from operating activities	$(2,279)	$(11,992)
Changes in operating assets and liabilities	5,883	15,076
Stock based compensation expense	(245)	(264)
Income tax provision, net of deferred tax benefit	2,642	2,307
Net interest expense	2,157	2,152
Provision for doubtful accounts	(353)	(126)
Other	(279)	(47)
Non-recurring, infrequent or unusual cash charges	432	—
Adjusted EBITDA	$7,958	$7,106

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended
	3/31/2008	3/31/2007
Net income	$1,975	$1,430
Income tax provision	1,345	955
Net interest expense	2,157	2,152
Depreciation	2,487	2,373
Amortization	198	196
Non-recurring, infrequent or unusual items	(204)	—
Adjusted EBITDA	$7,958	$7,106